                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement") is entered into as of December 31, 1997, among Medical Manager Corporation, a Delaware corporation ("Medical Manager"); Blue Cross And Blue Shield of South Carolina, a South Carolina mutual insurance company ("Blue Cross"); Companion Technologies Corporation, a South Carolina corporation and wholly-owned subsidiary of Blue Cross ("CTC" and together with Blue Cross, the "Shareholders"), and Companion Technologies of Florida, Inc., a South Carolina corporation and wholly-owned subsidiary of CTC (the "Company"). Certain other capitalized terms used herein are defined in Article IX and throughout this Agreement.


                                    RECITALS

         The Company is a reseller of The Medical Manager(R) software, and products and services related thereto (the "Business"). The parties desire to combine the Business with Medical Manager's business operations on the terms and subject to the conditions set forth in this Agreement.


                             TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                  ARTICLE I


                              PURCHASE AND SALE OF
                        ASSETS; PURCHASE PRICE; CLOSING


         1.1 PURCHASED ASSETS. The Company agrees to and will sell, convey, transfer, assign and deliver to Medical Manager (or its designee) at the Closing (as defined in Section 1.9), on the terms and subject to the conditions set forth in this Agreement, all of its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Company which are specifically excluded as provided in Section 1.2 hereof) as shall exist on the Closing Date (as defined in Section 1.9), whether or not appearing on the Current Balance Sheet (as defined in Section 3.9) (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:


         (a) all tangible personal property, including, without limitation, all machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures located at or on the Leased Premises (as defined in Section 3.14(b)) and all vehicles;





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         (b)  all inventories of the Company;


         (c) all work in process and receivables of the Company, including without limitation, all trade accounts receivable, notes receivable and receivables from manufacturers, insurance companies, service contract providers and any other vendors or suppliers of the Company;


         (d) all of the interest of and the rights and benefits accruing to the Company as lessee under the leases covering the Leased Premises and any leases covering machinery, equipment, tools, furniture and fixtures and other tangible assets;


         (e) all of the interests, rights and benefits accruing to the Company under any franchise contracts, sales orders, sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by the Company in the ordinary course of business, all other agreements to which the Company is a party or by which it is bound and all choses in action, causes of action and other rights of every kind of the Company;


         (f) all operating data and records of the Company, including without limitation, customer lists and records, financial, accounting and credit records, computer data, correspondence, budgets and other similar documents and records;


         (g) all cash and cash equivalents and investments, whether short-term or long-term, of the Company, including without limitation, bank accounts, certificates of deposit, treasury bills and securities;


         (h) all prepaid and deferred items of the Company, including without limitation, prepaid rent, insurance and taxes;


         (i) all insurance proceeds (and claims therefore) arising in connection with damage or other casualty with respect to the Purchased Assets.

Upon request by the Company, Medical Manager shall allow the Company reasonable access to the books and records necessary for the Company to (i) prepare and file its tax returns for the periods prior to the Closing Date or otherwise comply with the requirements of any other Governmental Authority and (ii) defend any litigation or administrative proceeding (other than with respect to any litigation or administrative proceeding to which Medical Manager or its Affiliates are adverse parties or the result of which could have a Material Adverse Effect upon Medical Manager or its Affiliates).

No patents, patent applications, inventions, know-how, proprietary formulas, designs or processes, computer software, or similar intellectual property are being conveyed by the Company to Medical Manager; provided, however, the Company hereby grants to Medical Manager, its Affiliates, successors and assigns at no additional charge a non-exclusive perpetual license to use all program modules (including, without limitation, all source code and object code relating thereto) created by





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the Company using the Data Merge programming language as enhancements to a
Medical Manager software product, and Medical Manager shall have the unrestricted right to make enhancements and to otherwise modify such DataMerge programming language.


         1.2 EXCLUDED ASSETS Notwithstanding anything to the contrary set forth in Section 1.1, the Purchased Assets shall exclude the following assets of the Company: (i) the Purchase Price (as defined in Section 1.4) and other rights of the Company under this Agreement; (ii) the shares of capital stock of the Company which are owned and held by the Company as treasury shares; and (iii) the corporate minute books and stock records of the Company and (iv) the name "Companion Technologies."


         1.3 ASSIGNMENT OF CONTRACTS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, purchase commitment or other right or benefit if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Medical Manager thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Medical Manager would not in fact receive all such rights, the Company shall reasonably cooperate with Medical Manager to the extent necessary to provide for Medical Manager the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, purchase commitment or other right or benefit, including enforcement for the benefit of Medical Manager of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.


         1.4 PURCHASE PRICE. As consideration for the Purchased Assets, Medical Manager agrees, on the terms and subject to the conditions and limitations set forth herein, to pay to the Company an aggregate amount equal to Four Million One Hundred Thousand Dollars ($4,100,000) (the "Purchase Price). Payment of the Purchase Price will be made in the following installments in the amounts set forth below on the specified dates, without interest:


                          (i) One Million Twenty-Five Thousand Dollars ($1,025,000), at Closing;


                          (ii) One Million Twenty-Five Thousand Dollars ($1,025,000), one hundred eighty (180) days after the Closing;


                         (iii) One Million Twenty-Five Thousand Dollars ($1,025,000), on January 15, 1999; and


                          (iv) One Million Twenty-Five Thousand Dollars ($1,025,000), on January 15, 2000.





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All payments will be made in immediately available funds by wire transfer to the account designated from time to time by the Company.


         1.5 ASSUMED LIABILITIES. Medical Manager agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully required
(i) all of the obligations, duties and liabilities of the Company set forth on the Current Balance Sheet (as defined in Section 3.9), except as provided in
Section 1.6(g),(ii) all of the obligations, duties and liabilities of the Company incurred after the date of the Current Balance Sheet and on or prior to the Closing Date in the ordinary course of business consistent with past practice, (iii) all of the obligations, duties and liabilities of the Company incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded on the Current Balance Sheet (and which in the aggregate are not material) and (iv) all obligations and liabilities under the Contracts with customers of the Company set forth on Schedule 3.25, and all obligations and liabilities under the real estate leases set forth on Schedule 3.14 to the extent that the applicable landlord's consent is obtained but only for those obligations and liabilities which accrue after the Closing in the ordinary course of business (collectively, the "Assumed Liabilities"). As a portion of the Assumed Liabilities, Medical Manager shall pay to the Shareholders the difference between (x) the amount "Due to Companion", minus (y) the amount "Due from Companion" as of December 31, 1997 (determined in a manner consistent with the calculation of such amounts as set forth on the Current Balance Sheet) (the "Receivables Debt"). At Closing, Medical Manager shall pay to the Company One Million Four Hundred Thousand Dollars ($1,400,000) as an estimate of the Receivables Debt payment (the "Estimated Receivables Debt"). Based upon the calculation of the Receivables Debt as determined in the audited financial statements prepared by Coopers & Lybrand, LLP of the Company's financial statements for the year ending December 31, 1997 (the "Actual Receivables Debt"), (i) if the Actual Receivables Debt exceeds the Estimated Receivables Debt, then Medical Manager shall pay such excess to the Company, without interest, within five (5) business days following completion of such audit, and
(ii) if the Estimated Receivables Debt exceeds the Actual Receivables Debt, then the Company and the Shareholders shall repay such excess to Medical Manager, without interest, within five (5) business days following receipt by the Company of such audited financial statements. If Schedule 3.25 fails to identify a Contract (an "Omitted Contract"), and Medical Manager elects in writing to accept any benefits as assignee of the Company under such Omitted Contract (an "Accepted Contract"), then Medical Manager shall be deemed to have agreed to assume, pay, discharge and perform the Company's obligations and liabilities under each such Accepted Contract accruing after Medical Manager's acceptance of such Accepted Contract.


         1.6 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, the parties expressly agree that Medical Manager shall not assume or otherwise become liable for any other obligation or liability of the Company (the "Excluded Liabilities"), including, without limitation, the following:


                 (a) any liability or obligation of the Company or any other Person, absolute or contingent, known or unknown, not expressly agreed to be assumed pursuant to the provisions of Section 1.5;





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                 (b)              any liability or obligation of the Company
arising under this Agreement;


                 (c) any liability or obligation of the Company with respect to, or arising out of, any employee benefit plan, deferred compensation plan or any other plans or arrangements for the benefit of any employees or officers of the Company;


                 (d) any liability or obligation of the Company under any incentive compensation agreement, consulting agreement, bonus agreement or employment related settlement agreement;


                 (e) any obligations or liabilities arising from or relating to the acquisition (by stock purchase, asset purchase, merger or otherwise) by the Company or the Shareholders of any Person and all obligations and liabilities relating thereto;


                 (f) any liability or obligation of the Company relating to any default under any Assumed Liability to the extent such default existed prior to the Closing; and


                 (g) other than the Receivables Debt, and notwithstanding Section 1.5 to the contrary, any liability or obligation of the Company to any of the Shareholders, or to any Affiliate of the Company or the Shareholders, or to any party claiming to have a right to acquire any shares of capital stock or other securities convertible into or exchangeable for any shares of capital stock of the Company.


                 (h) any obligations or liabilities arising from or relating to any of the matters set forth on Schedule 3.12.


         1.7 NO EXPANSION OF THIRD-PARTY RIGHTS. The assumption by Medical Manager of the Assumed Liabilities, the transfer thereof by the Company, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Medical Manager or the Company as compared to the rights and remedies which such third party would have had against the Company had Medical Manager not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Medical Manager of the Assumed Liabilities shall not create any third-party beneficiary rights.


         1.8 ALLOCATION OF PURCHASE PRICE. The Company, Medical Manager and the Shareholders agree that the Purchase Price will be allocated pursuant to the allocations set forth on Schedule 1.8. In the event Schedule 1.8 is not attached as of the Closing of this Agreement, the parties will work in good faith to prepare such a schedule within thirty (30) business days after Closing. Neither party will take a position contrary to the agreed allocation for state or federal income tax purposes (or any other purposes) except to the extent required by Section 1060 of the Code.






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         1.9   TIME AND PLACE OF THE CLOSING.  Subject to and after the
fulfillment or waiver of the conditions set forth in Articles VI and VII of this Agreement, the closing of the sale of the Purchased Assets shall take place at the offices of Medical Manager Corporation, 3001 N. Rocky Point Drive East, Tampa, Florida 33607, on a date selected by Medical Manager within five (5) business days following the fulfillment or waiver of such conditions, or such other date, time and place as the parties may mutually agree. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."


                                   ARTICLE II


                         REPRESENTATIONS AND WARRANTIES
                               OF MEDICAL MANAGER

         As a material inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Medical Manager makes the following representations and warranties to the Company and the Shareholders:


         2.1 CORPORATE STATUS. Medical Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted.


         2.2 CORPORATE POWER AND AUTHORITY. Medical Manager has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Medical Manager has taken all corporate action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.


         2.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Medical Manager and constitutes a legal, valid and binding obligation of Medical Manager, enforceable against Medical Manager in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, public policy and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.


                                  ARTICLE III


                       REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SHAREHOLDERS






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         As a material inducement to Medical Manager to enter into this
Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholders, jointly and severally, make the following representations and warranties to Medical Manager:


         3.1 CORPORATE STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Company is legally qualified to do business as a foreign corporation in Florida, and is in good standing in Florida. The Company has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business, for which the failure to comply could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance upon or other diminution of Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses). There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company. All names under which the Company does business as of the date hereof are specified on Schedule 3.1. Except as otherwise disclosed in Schedule 3.1, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.


         3.2 POWER AND AUTHORITY. Each of the Company and the Shareholders has the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of the Company and the Shareholders has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.


         3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and each of the Shareholders, and constitutes the legal, valid and binding obligation of each of the them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, public policy, and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.


         3.4 SHAREHOLDERS OF THE COMPANY. Blue Cross owns (of record and beneficially) one hundred percent (100%) of the outstanding capital stock of CTC. CTC owns (of record and beneficially) one hundred percent (100%) of the outstanding capital stock of the Company.


         3.5 NO VIOLATION; CONSENTS AND APPROVALS. Except for any approvals or consents required under Contracts (as defined in Section 3.25) which are expressly identified in Schedule 3.25 as requiring the approval or consent of third parties, the execution and delivery of this Agreement by the Company and the Shareholders, the performance by the Company and the Shareholders of





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their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or any of the Shareholders, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Purchased Assets, (e) give to any individual or entity a right or claim against the Company or the Shareholders or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC filings required to be made by Medical Manager.


         3.6 RECORDS OF THE COMPANY. The copies of the Articles of Incorporation, Bylaws, and other documents and agreements of the Company which were provided to Medical Manager are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company made available to Medical Manager for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement and all corporate actions taken by the Company have been duly authorized or ratified.


         3.7 BANK ACCOUNTS; BUSINESS LOCATIONS. Schedule 3.7 lists each account of the Company with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account. As of the date hereof, the Company has no office or place of business other than as identified on Schedule 3.14(b) and the Company's principal places of business and chief executive offices are indicated on Schedule 3.14(b). All locations where the equipment, inventory, chattel paper and books and records of the Company are located as of the date hereof are fully identified on Schedule 3.14(b).


         3.8 SUBSIDIARIES. The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any control over, any other corporation, partnership, joint venture or other business entity. All of the business and assets (tangible and intangible) of Dynatech Computer Services, Inc. and Doctors Office Computer Systems, Inc. in existence as of the date of the acquisition of such companies by the Company have been transferred, assigned or otherwise conveyed to the Company prior to the execution of this Agreement, free and clear of all Liens, and constitute Purchased Assets hereunder.


         3.9 FINANCIAL STATEMENTS. The Shareholders have delivered to Medical Manager the internally prepared financial statements of the Company for the fiscal year ended December 31, 1996, including the notes thereto, and the internally prepared financial statements of the Company for the eleven (11) months ended November 30, 1997, including the notes thereto (collectively, the "Financial Statements"), copies of which are attached as Schedule 3.9 hereto. The balance sheet of





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the Company, dated as of November 30, 1997, included in the Financial
Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of the Company fully and fairly reflect all of its transactions, properties, assets and liabilities. There are no special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.


         3.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Since the date of the Current Balance Sheet, the Company has not (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company;
(b) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock, or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, or other securities; (c) paid any bonus to or increased the rate of compensation of any of its officers, partners, or salaried employees, or amended any other terms of employment or engagement of such persons; (d) sold, leased or transferred any of its properties or assets or acquired any properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures; (f) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (g) except in the ordinary course of business consistent with past practice, incurred any obligations or liabilities (including, without limitation, any indebtedness for borrowed money, issuance of any debt securities, or the assumption, guarantee, or endorsement of the obligations of any Person); (h) suffered any theft, damage, destruction or casualty loss not covered by insurance in excess of $10,000 in the aggregate;
(i) suffered any extraordinary losses (whether or not covered by insurance); (j) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate; (k) made or adopted any change in its accounting practice or policies; (l) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (m) entered into any transaction with, or made any payment or distributed any assets to, the Shareholders, or any Affiliate of the Company or any of the Shareholders, other than in the ordinary course of business consistent with past practice; (n) entered into any employment agreement that is not terminable at Closing without any liability or obligation;
(o) terminated, amended or modified any agreement involving an amount in excess of $10,000 in the aggregate; (p) granted or permitted to exist any security interest or other Lien on any of its assets; (q) delayed paying any account payable beyond the date on which it is due and payable except to the extent being contested in good faith; (r) made or pledged any charitable contributions;
(s) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions of property, or transfer of capital; (t) increased or decreased prices charged to customers, or taken any actions which might reasonably result in any material loss of customers; (u) entered into any transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on the Company; or (v) agreed to do or authorized any of the foregoing.


         3.11 LIABILITIES OF THE COMPANY. The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise which could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance upon or other diminution of Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses), except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (c) liabilities incurred in the ordinary course of business consistent with past practice prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon and (d) obligations and liabilities under the Contracts set forth on Schedule 3.25, which obligations and liabilities accrue after the Closing in the ordinary course of business. Schedule 3.11 lists all indebtedness owed by the Company to a bank or any other Person, including, without limitation, indebtedness for borrowed money (including principal and accrued but unpaid interest) and remaining payments on capitalized leases.


         3.12 LITIGATION. Except as set forth on Schedule 3.12, there is no action, suit or other legal or administrative proceeding or governmental investigation pending or, to the Company's and the Shareholders' knowledge, threatened, anticipated or contemplated against, by or affecting the Company or the Shareholders, or the Company's properties or assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, which could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance upon or other diminution of Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses), and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company, and for which the failure to comply could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance upon or other diminution of Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses).


         3.13   ENVIRONMENTAL MATTERS.





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                 (a)              The Company and the Shareholders are and have
at all times been in compliance with all environmental laws governing the Company and its business, operations, properties and assets, and for which the failure to comply could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance or other diminution of or upon Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses).


                 (b) There are no non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or, to the Company's or Shareholders' knowledge, threatened against or involving the Company, its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any environmental laws or licenses issued to the Company or the Shareholders (but with respect to the Shareholders only as it relates to the Company or the Shareholders' interest or relationship with the Company), and for which the failure to comply could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance or other diminution of or upon Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses).


         3.14   REAL ESTATE.


                 (a) The Company owns no real property or any right or interest therein, including, without limitation, any option or other obligation to purchase any real property or any interest therein other than its interest in the Leased Premises.


                 (b) Schedule 3.14(b) sets forth a list of all leases, licenses or similar agreements ("Leases") to which the Company is a party, which are for the use or occupancy of real estate owned by a third party (copies of which have previously been furnished to Medical Manager), in each case, setting forth (A) the lessor and lessee thereof and the commencement date, term and renewal rights of each of the Leases, and (B) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases. There is no breach or anticipated breach by any other party to such Leases. With respect to each such Leased Premises: (i) presuming adequate landlord's title in the Leased Premises, the Company has valid leasehold interests in the Leased Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat; and (iii) the Company has not received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises, and no such special assessment is contemplated by any Governmental Authority.


         3.15 GOOD TITLE TO AND CONDITION OF ASSETS; INVENTORY. The Company has good and marketable title to all of the Purchased Assets free and clear of any Liens. All assets located at the business premises of the Company (except for those assets otherwise excluded under this Agreement) are Purchased Assets. The Tangible Assets currently in use or necessary for the business and operations of the Company are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with all applicable manufacturer's specifications and warranties. For purposes of this Agreement, the term "Tangible Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures and other tangible personal property used by or located on the premises of the Company or set forth on the Current Balance Sheet or acquired by the Company since the date of the Current Balance Sheet. The inventories of the Company are carried on the books of the Company and have been accounted for in accordance with GAAP consistently applied. Except to the extent of any reserve for obsolete or unsalable inventory shown on the Current Balance Sheet, all such inventories are in good and marketable condition and suitable for sale to the Company's customers in the regular course of business at currently prevailing market prices.


         3.16 COMPLIANCE WITH LAWS. There is no failure of the Company, the Shareholders or any Affiliate of the Company to comply with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Purchased Assets, and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past), the failure of which could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance upon or other diminution of Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses). The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to the Company's or the Shareholders' knowledge, threatened, the failure of which could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance upon or other diminution of Medical Manager's right, title, use, operation of or other interest in and to the Purchase Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses). Neither the Company, the Shareholders, their Affiliates, nor any of their respective employees or agents, has made any payment of funds in connection with their business which is prohibited by law, and no funds have been set aside to be used in connection with their business for any payment prohibited by law, the payment or set aside of which could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance or other diminution of or upon Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses). The Company is not subject to any Contract (other than with Medical Manager or its Affiliates), decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.


         3.17 LABOR AND EMPLOYMENT MATTERS. Schedule 3.17 sets forth the name, address, social security number and current rate of compensation of each of the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or, to the Company's or the Shareholders' knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the 24 months prior to the date hereof. Schedule 3.17 contains detailed information about each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which the Company is a party or under which it has an obligation: (i) employment agreements, including, without limitation, severance compensation agreements, incentive compensation agreements, bonus agreements and the like, (ii) employee handbooks, policy statements, and similar plans, (iii) noncompetition agreements and (iv) consulting agreements. Except for the employees subject to the employment agreements referenced on Schedule 3.17, all of the Company's employees are employees at-will. The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.


         3.18   EMPLOYEE BENEFIT PLANS.


                 (a) Employee Benefit Plans. Schedule 3.18 contains a list setting forth each employee benefit plan or arrangement of the Company, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to Medical Manager).

                 (b) Compliance with Law. With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no actions, suits, claims or disputes are pending, or threatened;
(iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.


                 (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a)
(i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Medical Manager, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (v) as of the Effective Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC (as defined below) and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet.


                 (d) Multiemployer Plans. With respect to any multiemployer plan, as described in Section 4001(a)(3) of ERISA ("MPPA Plan")
(i) all contributions required to be made with respect to employees of the Company have been timely paid; (ii) the Company has not incurred, and is not expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii) Schedule 3.18 sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.


                 (e) Welfare Plans. (i) The Company is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment; (ii) the Company has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.


                 (f) Controlled Group Liability. Neither the Company, nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits);
(ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.


                 (g) Other Liabilities. (i) None of the Employee Benefit Plans obligates the Company to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing Date; and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company.


         3.19 TAX MATTERS. All Tax Returns required to be filed prior to the date hereof with respect to the Company or any of its income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable for the periods expiring on or prior to December 31, 1997 by or with respect to the Company have been paid or are accrued on the Current Balance Sheet or will be accrued on the Company's books and records as of the Closing. Except as set forth in Schedule
3.19 hereto: (i) with respect to each taxable period of the Company, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (iii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company regarding Taxes; (vi) the Company has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (viii) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing, to include any adjustment under
Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any "closing agreement,"as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing; (ix) the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return; (x) the Company is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; (xi) no taxing authority will claim or assess any additional Taxes against the Company for any period for which Tax Returns have been filed; (xii) the Company has not made any payments, and is not nor will it become obligated (under any contract entered into on or before the Closing) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xiii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiv) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction; (xv) the Company does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xvi) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for the past three years have been furnished or made available to Medical Manager; (xvii) the Company will not be subject to any Taxes for the period ending at the Closing for any period for which a Tax Return has not been filed imposed pursuant to Section 1374 or
Section 1375 of the Code (or any corresponding provision of state, local or foreign law); and, (xviii) no sales or use tax, non-recurring intangibles tax, documentary stamp tax or other excise tax (or comparable tax imposed by any governmental entity) will be payable by the Company or Medical Manager by virtue of the transactions contemplated in this Agreement.


         3.20 INSURANCE. The Company is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. Through the Closing Date, each of the Insurance Policies will be in full force and effect. The Company has complied with the provisions of such Insurance Policies. Schedule 3.20 contains
(i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Medical Manager) and (ii) a detailed description of each pending claim under any of the Insurance Policies that relates to loss or damage to the properties, assets or businesses of the Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.


         3.21 RECEIVABLES. All of the Receivables are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within 90 days following the Closing, except for the leased systems receivables and the financed systems receivables which shall be collected in full in accordance with the terms thereof), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of the Company, including, without limitation, all leased systems receivables, financed systems receivables, all manufacturer's warranty receivables, all accounts receivable arising from the provision of goods and/or services, notes receivable, and insurance proceeds receivable.


         3.22 LICENSES AND PERMITS. The Company possesses all licenses, approvals, permits or authorizations from governmental authorities for its business and operations, for which the failure to possess could cause Medical Manager to incur or suffer any expenses, losses (including, without limitation, any loss, reduction, impairment, encumbrance upon or other diminution of Medical Manager's right, title, use, operation of or other interest in and to the Purchased Assets), costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses) (collectively, the "Permits"). All such Permits are valid and in full force and effect, the Company is in compliance with the respective requirements thereof, and no proceeding is pending or, to the Company's or the Shareholders' knowledge, threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.


         3.23 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. No current supplier (other than those which can be replaced in a commercially reasonable manner and on substantially the same terms as currently in place) to the Company has threatened to terminate its business relationship with the Company for any reason. Neither the Company nor any of the Shareholders, nor any Affiliate of the Company or any of the Shareholders, have any direct or indirect interest in any customer or supplier of the Company, or in any person from whom or to whom the Company leases real or personal property. No Shareholder, or Affiliate of the Company or any Shareholder, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.


         3.24 INTELLECTUAL PROPERTY. The Company has full legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, licenses (including licenses for the use of computer software programs), used in the conduct of its business, as set forth on Schedule 3.24 (the "Intellectual Property") and has no other Intellectual Property other than the retained software modules licensed pursuant to the last paragraph of Section 1.1. The conduct of the business of the Company as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.


         3.25 CONTRACTS. Schedule 3.25 sets forth a list of each Contract (including any amendments and modifications thereto, whether written or oral), of whatsoever kind or nature, to which the Company is a party or by which the Company is bound, true, correct and complete copies of which (or, with respect to oral Contracts, written summaries of the material terms hereof) have been provided to Medical Manager. Except as specifically identified on Schedule 3.25, none of the Contracts require the consents or approval of third parties to the transactions contemplated hereby. The copy of each Contract furnished to Medical Manager is a true, correct and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Company has not violated any of the terms or conditions of any Contract or any term or condition which would permit termination or modification of any Contract, all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company or any other party under any Contract. The Company is not subject to any liability or payment obligation resulting from renegotiation of amounts paid under any Contract.


         3.26 ACCURACY OF INFORMATION FURNISHED. No representation, statement or information made or provided by the Company or the Shareholders contained in this Agreement (including, without limitation, the various Schedules and Exhibits attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any fact necessary to make the information contained therein not materially misleading. The Company has provided Medical Manager with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.


         3.27 MEDICAL MANAGER LICENSES. Every copy of The Medical Manager(R) software sold by the Company has been fully paid for and each copy of the software sold is subject to an existing license between the Company's customer and Medical Manager or its Affiliates. All software (including, without limitation, the operating systems and application software), other than The Medical Manager(R) brand software, sold by the Company to end users has been duly licensed by the owner of such software.


                                   ARTICLE IV


                    CONDUCT OF BUSINESS PENDING THE CLOSING


         4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. The Company and the Shareholders, jointly and severally, covenant and agree that, between the date of this Agreement and the Closing Date, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice. The Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Medical
Manager:


                 (a) amend or otherwise change its Articles of Incorporation or Bylaws;


                 (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of
(i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;


                 (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;


                 (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;


                 (e) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person;


                 (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;


                 (g) modify (except as contemplated pursuant to Section 5.16), terminate or enter into any Contract other than in the ordinary course of business, consistent with past practice;


                 (h) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;


                 (i) take any action with respect to accounting policies or procedures other than in the ordinary course of business and in a manner consistent with past practice;


                 (j) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice;


                 (k) increase or decrease prices charged to its customers, or take any action which might reasonably result in any loss of customers;


                 (l) enter into any transaction with, or make any payment or distribute any assets to any Shareholder or Affiliates thereof; or


                 (m) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.


                                   ARTICLE V


                             ADDITIONAL AGREEMENTS

         5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. The Shareholders covenant and agree that, with respect to any real estate leases listed on Schedule 3.14 for which the tenant is not the Company, within 30 days following the Closing, they will execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary to assign such leases to Medical Manager and to cause the landlords thereof to consent to such assignments and to the transactions contemplated under this Agreement.


         5.2 COMPLIANCE WITH COVENANTS. The Shareholders shall cause the Company, and Blue Cross shall cause CTC, to comply with all of their respective covenants under this Agreement.


         5.3 OTHER ACTIONS. Each of the parties hereto, at its own expense, shall use its reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to the Contracts to which the Company is a party or by which it is bound as are necessary for the consummation of the transactions contemplated hereby. Each of parties, at its own expense, shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.


         5.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, the Company and the Shareholders shall, and each shall cause its directors, officers, employees, auditors, counsel and agents to, afford Medical Manager and Medical Manager's officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be reasonably requested. No information provided to or obtained by Medical Manager shall affect any representation or warranty in this Agreement.


         5.5 NOTIFICATION OF CERTAIN MATTERS. The Company and the Shareholders shall give prompt notice to Medical Manager of the occurrence or non-occurrence of any pre-Closing event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided that any such disclosure shall not, in any way, be deemed to amend, modify, or in any way effect the representations, warranties and covenants made by any party in or pursuant to this Agreement).


         5.6 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of the other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other party hereto; provided, that any information that is otherwise publicly available, or has been obtained from a third party, without breach of this provision, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by the Company, the Shareholders or their Affiliates without the prior written approval of Medical Manager. Notwithstanding the foregoing, Medical Manager may make such public disclosure required by law or by the terms of any listing agreement with or requirements of NASDAQ or which it otherwise deems necessary or desirable.


         5.7 NO OTHER DISCUSSIONS. The Company and the Shareholders and their Affiliates, employees, agents and representatives will not (a) initiate or encourage the initiation by others of discussions or negotiations with third parties, or respond to solicitations by third persons, relating to any merger, sale or other disposition of any substantial part of the assets, capital stock (or derivatives thereof), business or properties of the Company (whether by merger, consolidation, sale of stock, sale of assets or otherwise), or (b) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Company and the Shareholders will immediately notify Medical Manager if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions and shall provide Medical Manager with the name of such third party and the substance of any communications and terms of any offers.


         5.8 RESTRICTIVE COVENANTS. In order to assure that Medical Manager will realize the benefits of this transaction, the Company and each of the Shareholders agree with Medical Manager that they and their Affiliates will not:


                 (a) for a period of three (3) years from the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any Competitive Activity. As used herein "Competitive Activity" shall consist of the sale, solicitation for sale, marketing (but excluding solicitations for sale and marketing consisting of trade shows, trade publications, mass industry mailings and other solicitations and marketing efforts which are not solely or principally targeted to the Persons or licensees described in subparagraphs (A) and (B) below), licensing, servicing, distributing of, or other business activity of whatsoever kind or nature relating to, any software, or products and services related thereto, and all improvements, enhancements and versions thereof, which competes, directly or indirectly, with the business, software, products or services of Medical Manager and its Affiliates, to (A) any Person who is both a licensee of The Medical Manager(R) and engaged in business, in whole or in part, in the States of Florida or Texas, or (B) any licensee of The Medical Manager(R) software, wherever located, whose accounts are being acquired by Medical Manager pursuant to this Agreement; provided, however, that the foregoing restrictions shall not restrict the Company and the Shareholders from providing claims processing services with respect to CHAMPUS and Palmetto Government Benefit Administrators.


                 (b) for a period of three (3) years from the Closing Date, directly or indirectly request or advise any Person which is a supplier of the Company, Medical Manager or any Affiliate of the Company or Medical Manager, to withdraw, curtail or cancel any such supplier's business with the Company, Medical Manager or any Affiliate of the Company or Medical Manager, or its or their successors and assigns;


                 (c) for a period of three (3) years from the Closing Date, directly or indirectly employ, or permit any Affiliate to employ, within the States of Florida, Texas, Colorado, Iowa, Wyoming, Kansas or Nebraska (or anywhere if such employment would cause a breach of any covenant not to compete or similar obligation on the part of the employee) any person who was employed by the Company, Medical Manager or any Affiliate of the Company or Medical Manager at or within the then prior six months, or in any manner solicit for employment any employee of the Company, Medical Manager or any Affiliate of the Company or Medical Manager wherever employed, or in any manner seek to induce any such person to leave his or her employment with the Company, Medical Manager or any Affiliate of the Company or Medical Manager wherever employed;


                 (d) except as permitted pursuant to the last paragraph of Section 1.1, at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in its possession any of the Company's proprietary rights or records, including, but not limited to, any of its customer lists.

The Company and the Shareholders agree and acknowledge that the restrictions contained in this Section 5.8 are reasonable in scope and duration and are necessary to protect Medical Manager after the Closing Date. If any provision of this Section 5.8 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision, scope of activities restricted, or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope of activities restricted and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 5.8 may cause irreparable damage to Medical Manager and upon breach of any provision of this
Section 5.8, Medical Manager shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which Medical Manager may have (including, without limitation, the right to seek monetary damages).


         5.9   MEDICAL MANAGER NON-SOLICITATION   For a period of three (3)
years from the Closing Date, Medical Manager and its Affiliates will not, directly or indirectly, employ, or permit any Affiliate to employ, within the Marketing Territory (as defined in the Authorized Reseller Agreement) (or anywhere if such employment would cause a breach of any covenant not to compete or similar obligation on the part of the employee) any person who was employed by the Shareholders or any Affiliate of the Shareholders (other than employees of the Company) at or within the then prior six months, or in any manner solicit for employment any employee of the Shareholders or any Affiliate of the Shareholders (other than employees of the Company) wherever employed, or in any manner seek to induce any such person to leave his or her employment with the Shareholders or any Affiliate of the Shareholders (other than employees of the Company) wherever employed.


         5.10 DUE DILIGENCE REVIEW. Medical Manager shall be entitled to conduct prior to Closing a due diligence review of the assets, properties, financial information, books and records of the Company. If the due diligence review is not satisfactory to Medical Manager in its sole discretion, then Medical Manager may elect not to close the transactions contemplated by this Agreement in which case this Agreement shall be terminated and the parties shall be released from any and all obligations hereunder; provided, however, that no party shall be relieved from any liability for the wilful breach of any of its representations, warranties, covenants and agreements set forth in this Agreement.


         5.11 TRADING IN MEDICAL MANAGER COMMON STOCK. Except as otherwise expressly consented to, in writing, by Medical Manager, from the date of this Agreement until the Closing Date, neither the Company, the Shareholders nor any of their Affiliates will directly or indirectly purchase or sell (including short sales) any shares of the capital stock of Medical Manager or its Affiliates in any transactions effected on NASDAQ or otherwise.


         5.12   DELIVERY OF PROPERTY RECEIVED BY THE COMPANY AFTER CLOSING.
From and after the Closing, Medical Manager shall have the right and authority to collect, for the account of Medical Manager, all receivables and other items which shall be transferred or are intended to be transferred to Medical Manager as part of the Purchased Assets as provided in this Agreement, and to endorse with the name of the Company any checks or drafts received on account of any such receivables or other items of the Purchased Assets. The Company and the Shareholders agree that they will transfer or deliver to Medical Manager, promptly after the receipt thereof, any cash or other property which the Company and the Shareholders receive after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Medical Manager as part of the Purchased Assets under this Agreement.


         5.13 MEDICAL MANAGER APPOINTED ATTORNEY FOR THE COMPANY. Effective at the Closing Date, the Company hereby constitutes and appoints Medical Manager, and Medical Manager's successors and assigns, its true and lawful attorney, in the name of either Medical Manager or the Company (as Medical Manager shall determine in its sole discretion) but for the benefit and at the expense of Medical Manager (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Medical Manager may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement, and shall provide reasonable notice to the Company of any action taken hereunder (provided, however, that the failure to provide such notice shall not impair Medical Manager's rights hereunder to the extent that the Company is not prejudiced by such failure); (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Medical Manager shall deem advisable, and shall provide reasonable notice to the Company of any action taken hereunder (provided, however, that the failure to provide such notice shall not impair Medical Manager's rights hereunder to the extent that the Company is not prejudiced by such failure); and (c) to take all action which Medical Manager may reasonably deem proper in order to provide for Medical Manager the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Medical Manager pursuant to this Agreement shall not have been obtained. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Medical Manager shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Medical Manager covenants and agrees that (i) any and all actions of any kind that it takes as the Company's attorney-in-fact or otherwise on behalf of the Company hereunder shall be in strict compliance with all applicable laws, rules and regulations, and shall not constitute a breach or violation of any legal right of any other person or entity, for which such non-compliance, breach or violation causes the Company to incur any expenses, losses, costs, deficiencies, liabilities or damages (including, without limitation, counsel and paralegal costs and expenses), and
(ii) in no event shall Medical Manager enter into any settlement, compromise or other agreement of any kind on the Company's behalf that creates any liability or obligation of any kind for the Company.


         5.14 EXECUTION OF FURTHER DOCUMENTS. From and after the Closing, upon the reasonable request of Medical Manager, the Company and the Shareholders shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required or appropriate, in form reasonably acceptable to Medical Manager, to convey and transfer to and vest in Medical Manager and protect its right, title and interest in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement.


         5.15 PAYOFF AND ESTOPPEL LETTERS. Prior to Closing, the Company and the Shareholders shall obtain and deliver to Medical Manager payoff and estoppel letters with respect to any indebtedness being assumed by Medical Manager, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled.

         5.16 SHAREHOLDER VOTE. Each of the Shareholders, in executing this Agreement, consents to the transactions contemplated herein, and waives notice of any meeting in connection therewith.


         5.17 AMENDMENT OF EMPLOYMENT AGREEMENT. Prior to Closing, the Company and the Shareholders shall have amended the terms and conditions of the Employment Agreement and any related compensation arrangements of Theodore Dorman, on terms acceptable to Medical Manager.


                                   ARTICLE VI


                         CONDITIONS TO THE OBLIGATIONS
                               OF MEDICAL MANAGER

         The obligations of Medical Manager to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Medical Manager:


         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by or disclosed pursuant to this Agreement, and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company and each of the Shareholders shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Company and each of the Shareholders shall have delivered to Medical Manager a certificate, dated as of the Closing Date, duly signed by an executive officer and its Chief Financial Officer in their corporate capacity and not personally, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.


         6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (a) there shall have been no Material Adverse Change to the Company, (b) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company and (c) none of the Purchased Assets shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material

Adverse Effect thereon, and the Company and the Shareholders shall have delivered to Medical Manager a certificate, dated as of the Closing Date, to that effect.


         6.3 CORPORATE CERTIFICATE. The Company shall have delivered to Medical Manager (a) copies of the Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Closing Date, and (b) copies of resolutions adopted by the Board of Directors and Shareholders of the Company authorizing the transactions contemplated by this Agreement, certified in each case as of the Closing Date by the Secretary of the Company as being true, correct and complete. The Company shall have delivered to Medical Manager a certificate of good standing (or equivalent) of the Company issued by the Secretary of State of South Carolina and each other state in which it is qualified to do business as of a date not more than thirty days prior to the Closing Date.


         6.4 OPINION OF COUNSEL. Medical Manager shall have received an opinion, dated as of the Closing Date, from counsel for the Company and the Shareholders acceptable to Medical Manager, in form and substance as set forth as Exhibit 6.4.


         6.5 CONSENTS. The Company and Medical Manager shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Company from any Person from whom such consent or waiver is required under any Contract.


         6.6 TERMINATION AND RELEASE. At the Closing, the Company and each of the Shareholders, and such of their Affiliates as may be designated by Medical Manager, shall have delivered to Medical Manager a termination of all existing agreements among Medical Manager and its Affiliates on the one hand, and the Company, the Shareholders and their Affiliates on the other hand, including a mutual release (the "Termination and Release") in the form set forth as Exhibit 6.6.


         6.7 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the sole judgment of Medical Manager, makes it inadvisable to proceed with the transactions contemplated hereby.


         6.8 MEDICAL MANAGER BOARD APPROVAL. The Board of Directors of Medical Manager shall have authorized and approved this Agreement and the transactions contemplated hereby.


         6.9 DUE DILIGENCE REVIEW. Medical Manager shall be satisfied with the results of its due diligence review pursuant to Section 5.10.


         6.10 PHYMATRIX CONSENT. The Company shall have delivered to Medical Manager the consent of PhyMatrix Management Company, Inc. (in form acceptable to Medical Manager) to the assignment to Medical Manager of the Hardware and Software Purchase, License and Service

Agreement dated September 26, 1996 between PhyMatrix Management Company, Inc. and Companion Technologies Corporation of Florida, Inc.


         6.11 AUTHORIZED RESELLER AGREEMENT. CTC shall have executed and delivered the Authorized Reseller Agreement in the form set forth as Exhibit
6.11 attached hereto (the "Authorized Reseller Agreement").


         6.12 CONSUMMATION OF STOCK PURCHASE. Companion Technologies Corporation of Texas (CTT"), Blue Cross, and CTC shall have consummated concurrently with the Closing the transactions contemplated pursuant to the Stock Purchase Agreement among Medical Manager, CTT and the Shareholders of even date herewith.


                                  ARTICLE VII


                        CONDITIONS TO THE OBLIGATIONS OF
                          THE SHAREHOLDERS AND COMPANY

         The obligations of the Shareholders and the Company to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Shareholders and the Company:


         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Medical Manager contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Medical Manager shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Medical Manager shall have delivered to the Company a certificate, dated as of the Closing Date, and signed by an executive officer in his corporate capacity and not personally, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.


         7.2 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the sole judgment of the Company, makes it inadvisable to proceed with the transactions contemplated hereby.

         7.3 TERMINATION AND RELEASE. At the Closing, Medical Manager and such of its Affiliates as may be designated by the Company shall have delivered to the Company the Termination and Release.


         7.4 COMPANY AND SHAREHOLDERS BOARD APPROVAL. The respective Boards of Directors of the Company and the Shareholders shall have authorized and approved this Agreement and the transactions contemplated hereby.


         7.5 AUTHORIZED RESELLER AGREEMENT. Medical Manager's Affiliate shall have executed and delivered the Authorized Reseller Agreement.


         7.6 CONSUMMATION OF STOCK PURCHASE. Medical Manager shall have consummated concurrently with the Closing the transactions contemplated pursuant to the Stock Purchase Agreement among Medical Manager, Companion Technologies Corporation of Texas and the Shareholders of even date herewith.


                                  ARTICLE VIII


                                INDEMNIFICATION


         8.1 AGREEMENT BY THE SHAREHOLDERS TO INDEMNIFY. The Shareholders and the Company agree, jointly and severally, to indemnify and hold Medical Manager, its Affiliates and their respective stockholders, directors, officers, employees, attorneys, agents, successors and assigns (the "Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Indemnified Parties, arising out of or resulting from (i) any breach of a representation or warranty made by the Company or any Shareholder in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Company or any Shareholder in or pursuant to this Agreement, (iii) any inaccuracy in any certificate, instrument or other document delivered by the Company or any Shareholder pursuant to this Agreement or (iv) any Excluded Liabilities of the Company and its Affiliates which the Indemnified Parties are required to pay,
(v) any matter identified on Schedule 3.12, (vi) the failure to obtain the consent of any landlord to the assignment of the real estate leases set forth on
Schedule 3.14, if such consent is required pursuant to the terms of such leases, and (vii) any breach by CTT or the Shareholders of any representation, warranty, covenant or agreement under or made pursuant to the Stock Purchase Agreement (collectively, "Indemnifiable Damages"). Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Indemnified Parties shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Company and the Shareholders hereunder been true and correct and had the covenants and agreements of the Company and the Shareholders hereunder been performed in full. Notwithstanding the foregoing provisions, no claim for

Indemnifiable Damages (except for claims under clauses (ii), (iv), (v) and (vi) of this Section 8.1, and except for claims for breach of Section 5.8), shall be asserted by the Indemnified Parties until the aggregate of all Indemnifiable Damages (i.e. the Indemnifiable Damages, in the aggregate, under both this Agreement and under the Stock Purchase Agreement) exceeds the sum of Fifty Thousand Dollars ($50,000) (the "Indemnification Threshold"), in which case the Indemnified Parties shall be entitled to the full amount of Indemnifiable Damages in excess of $50,000. Notwithstanding the foregoing or any other provision of this Agreement, the parties agree that the aggregate Indemnifiable Damages that may be paid by the Shareholders and the Company, other than for claims under Section 5.8, shall not exceed the sum of the Purchase Price and the Receivables Debt. If any indemnity payment is made hereunder by the Company or by either Shareholder, then the Shareholders and the Company shall each be subrogated to any rights which Medical Manager would have had against third parties in the absence of such indemnity.


         8.2 SOFTWARE INDEMNITY. In addition to, and not in derogation of, any and all other rights and remedies available to the Company and the Shareholders at law or in equity, Medical Manager agrees to indemnify, defend and hold the Company, the Shareholders, their Affiliates and their respective stockholders, directors, officers, employees, attorneys, agents, successors and assigns harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by such parties arising out of or related to any claim by any of the licensees of The Medical Manager(R) identified on Schedule 3.25 arising from or relating to the inability of any pre-version 9.0 release of The Medical Manager(R) software to recognize a four digit date field (i.e. the "Year 2000"), excluding from such indemnification obligation any expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation related counsel and paralegal fees and expenses) which are caused by the fraudulent or negligent representation made by CTT, the Company, the Shareholders, their Affiliates or any of their respective employees or agents, with regard to the Year 2000 compliance of such pre-version 9.0 releases of The Medical Manager(R) software, unless such negligent representation was made in reasonable reliance upon information obtained from Medical Manager.


         8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties (including, without limitation, and as qualified in, the matters set forth on any Exhibit hereto) made by the parties in this Agreement or pursuant hereto shall survive the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.


         8.4 NO BAR. The Indemnified Parties may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages, all of which remedies shall be cumulative.

         8.5 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other parties hereto.


                                   ARTICLE IX


                                  DEFINITIONS


         9.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

         "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any contract or other agreement between two or more Persons which creates an obligation to do or not to do something, whether written or oral, express or implied, including without limitation, any agreement, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking or other obligation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

         "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "Material Adverse Change (or Effect)"means a change (or effect), in the condition (financial or otherwise), properties, assets, prospects, liabilities, rights, obligations, operations, or business which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, or business.

         "Person" means an individual, partnership, corporation, business trust, joint stock Company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "SEC" means the Securities and Exchange Commission.

         "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Tax.

         "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, payroll, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.




         9.2   OTHER DEFINITIONAL PROVISIONS.


                 (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.


                 (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.


                 (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.


                 (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                   ARTICLE X


                       TERMINATION, AMENDMENT AND WAIVER


         10.1 TERMINATION. This Agreement may be terminated upon written notice at any time prior to the Closing Date:


                 (a) by mutual consent of all of the parties hereto at any time prior to the Closing; or

                 (b) by Medical Manager in the event of a material breach by the Company or any of the Shareholders of any provision of this Agreement; or


                 (c) by the Company in the event of a material breach by Medical Manager of any provision of this Agreement; or


                 (d) by either Medical Manager or the Company, if the Closing shall not have occurred by December 31, 1997.



                                   ARTICLE XI


                               GENERAL PROVISIONS


         11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):


                 (a)              if to Medical Manager to:

                                  Medical Manager Corporation
                                  3001 N Rocky Point Drive East, Suite 100
                                  Tampa, Florida  33607
                                  Franklyn M. Krieger, Associate General Counsel Facsimile Number (813) 286-7556

                                  with a copy to:

                                  Akerman, Senterfitt & Eidson, PA
                                  One Southeast Third Avenue, 28th Floor
                                  Miami, Florida  33131
                                  Attn: Paul B. Kaplan, Esq.
                                  Facsimile Number (305) 374-5095


                 (b)              if to the Company to:

                                  Companion Technologies of Florida, Inc.
                                  I-20 at Alpine Road
                                  Columbia, South Carolina 29219

                                   Attn:  Duncan McIntosh, Esq.
                                   Facsimile Number: (803) 736-2713

                                   with a copy to:

                                   Nexsen Pruet Jacobs & Pollard, LLP
                                   1441 Main Street, 15th Floor
                                   Columbia, South Carolina   29202
                                   Attn: Mark L. Bender, Esq.
                                   Facsimile Number: (803) 253-8277


         11.2 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Schedules and Exhibits constitute a part hereof as though set forth in full above.


         11.3 EXPENSES; SALES TAX. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The parties agree that the party required to make such payment under applicable law shall pay when due such sales, transfer or similar taxes required to be paid by reason of the sale by the Company to Medical Manager of the Purchased Assets pursuant to this Agreement.


         11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.


         11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by the Company or any Shareholders without the prior written consent of Medical Manager. Medical Manager may assign all or any portion of its rights, and delegate all or any of its obligations, hereunder to one or more of its Affiliates, provided that Medical Manager shall thereafter remain fully obligated hereunder.


         11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.


         11.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include,""includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.


         11.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.


         11.9   JURISDICTION.


                 (a) Any suit, action or proceeding against the Company or the Shareholders arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof may be brought in the U.S. District Court for the Middle District of Florida, and the Company and the Shareholders hereby irrevocably accept and consent to the nonexclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.


                 (b) In addition, each of the Company and the Shareholders hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the U.S. District Court for the Middle District of Florida, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in such District Court has been brought in an inconvenient forum.


         11.10 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

                           [Signatures on Next Page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                     MEDICAL MANAGER CORPORATION,
                                     a Delaware corporation


                                     By: /s/ John Kang
                                        --------------------------------
                                        Name:  John Kang
                                        Title: President


                                     BLUE CROSS AND BLUE SHIELD
                                     OF SOUTH CAROLINA,
                                     a South Carolina mutual
                                     insurance company


                                     By:  /s/  Robert A. Leichtle
                                         ------------------------------
                                        Name:  Robert A. Leichtle
                                        Title: CFO, Senior Vice President,
                                               Treasurer


                                     COMPANION TECHNOLOGIES
                                     OF FLORIDA, INC.,
                                     a South Carolina corporation


                                     By:  /s/  Robert A. Leichtle
                                         ------------------------------
                                        Name:  Robert A. Leichtle
                                        Title: Treasurer




                                     COMPANION TECHNOLOGIES CORPORATION,
                                     a South Carolina corporation

                                     By:  /s/  Robert A. Leichtle
                                         ------------------------------
                                        Name:  Robert A. Leichtle
                                        Title: Treasurer







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